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                                                                    EXHIBIT 5.1

                     [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                  September 11, 1997


First Alliance Corporation
17305 Von Karman Avenue
Irvine, California  92714-6203

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as special counsel for First Alliance Corporation, a Delaware corporation (the "Company"), in connection with the registration of up to 3,392,500 shares of the Company's Class A Common Stock, $.01 par value (the "Shares"), on Form S-3 Registration Statement No. 333-32993 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on August 6, 1997 and Amendment No. 1 thereto filed with the Commission on September 11, 1997. Of the 3,392,500 Shares, 442,500 are subject to an option granted to the Underwriters (as defined below) to cover over-allotments. We understand that Brian Chisick and Sarah Chisick, as Co-Trustees of the Brian and Sarah Chisick Revocable Trust U/A 3-7-79 (the "Selling Stockholder") propose to sell the Shares to a group of underwriters (the "Underwriters") represented by Friedman, Billings, Ramsey & Co., Inc., Bear, Stearns & Co. Inc. and Montgomery Securities for offering to the public.

    Based on the foregoing and on such investigation as we have deemed necessary, and in reliance thereon, and subject to the effectiveness of the Registration Statement under the Act, we are of the opinion that upon conclusion of the transactions contemplated by us to be taken prior to the sale of the Shares, the Shares when sold in the manner described in the Registration Statement and in accordance with the underwriting agreement to be entered into among the Company, the Underwriters and the Selling Stockholder, will be duly authorized, legally issued, fully paid and nonassessable.

    We are admitted to practice in California. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to Delaware, California and federal law.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission. This opinion is rendered solely for your benefit and may not be otherwise copied, quoted or relied upon without our prior written consent.

                                       Very truly yours,


                                       GIBSON, DUNN & CRUTCHER LLP